EXHIBIT 5.1

                           OPINION OF BOWDITCH & DEWEY





                                 [B&D LETTERHEAD]






                                                April  2, 1997



        Aquila Biopharmaceuticals, Inc.
        365 Plantation Street
        Worcester, MA 01605

        Ladies and Gentlemen:

             This opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") filed on April 2, 1997 by Aquila Biopharmaceuticals, Inc. (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 200,000 shares of the common stock, $.01 par value (the "Common Stock"), of the Company.

             We are familiar with the restated certificate of incorporation and the by-laws of the Company, both as amended, the corporate minute book of the Company, and the Registration Statement. We have also made such further investigation as we have deemed necessary for the purposes of this opinion.

             Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be originally issued by the Company and distributed pursuant to the plan described in the Registration Statement have been duly authorized and, when issued, will be legally issued, fully paid and nonassessable.

             We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement under the caption "Legal Opinions." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,


                                      /s/ Bowditch & Dewey
                                      BOWDITCH & DEWEY, LLP